Exhibit 99.1


                Adept Technology Appoints Lisa Cummins
                 as Vice President of Finance and CFO


    LIVERMORE, Calif.--(BUSINESS WIRE)--July 19, 2007--Adept
Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotics and global robotics services, today announced the appointment of Lisa M. Cummins as Vice President of Finance and Chief Financial Officer, effective immediately.

    With more than 15 years experience in corporate accounting, Lisa Cummins joined Adept in May of this year as Corporate Controller. In her new position she reports to Robert Bucher, Chief Executive Officer for Adept.

    "We are very pleased to welcome Lisa to the Adept management team," said Robert Bucher. "In a short time she has proven herself to be energetic, capable and quick to learn Adept's systems and business, making her the ideal candidate for the position and providing the company with a smooth transition. Her strong management skills and experience will help support Adept as we continue to transition our business towards new vertical markets. Lisa's focus over the next year will be to build on the improvements we have made in our financial controls and procedures and to lead the company's efforts towards compliance with Sarbanes-Oxley."

    Prior to joining Adept, Lisa Cummins held a variety of senior financial management positions at both large and small companies and was most recently with Pacer International, a $2 billion publicly traded holding company with operations in non-asset based third-party logistics and intermodal freight transportation services. She has also held financial and accounting positions at APL, EQE International and Oracle, and was an auditor with Ernst & Young. She holds an MBA from St. Mary's College and a bachelor's degree in business economics from the University of California, Santa Barbara. She is a Certified Public Accountant.

    About Adept Technology, Inc.

    Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaged Goods, Life Sciences, Disk Drive/Electronics and Semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

    All trade names are either trademarks or registered trademarks of their respective holders.


    CONTACT: Adept Technology
             John Dulchinos, President, 925-245-3400
             investor.relations@adept.com